EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

FOURTH QUARTER AND FISCAL YEAR 2012

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, February 14, 2013, at 9:00 am ET.  These prepared remarks will not be read on the call.

Q4 2012 Summary (Quarter ended December 29, 2012)

•                  Non-GAAP Revenue: $66.0 million

•                  Non-GAAP Net Income: $4.3 million, or $0.43 per diluted share

•                  Non-GAAP Operating Margin: 10.0%

•                  Utilization: 68%

•                  Cash and Cash Equivalents: $55.5 million at December 29, 2012

Revenue

In today’s press release, we reported Q4 GAAP revenue of $67.5 million, compared with GAAP revenue of $75.0 million for the quarter ended December 31, 2011.  GAAP revenue for Q4 of fiscal 2012 included $1.5 million from our NeuCo subsidiary.  GAAP revenue for Q4 of fiscal 2011 included $1.8 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $66.0 million for Q4 of fiscal 2012 compared with $73.1 million for Q4 of fiscal 2011.  On a sequential basis, non-GAAP revenue in Q4 increased from the $64.7 million reported in Q3 of fiscal 2012.

The Q4 year-over-year decline in non-GAAP revenue is primarily related to the restructuring activities and the associated reduction in workforce. The sequential revenue growth was due to solid revenue performance and continued growth in several practices, particularly Competition and Life Sciences.

Revenue for fiscal 2012, the fifty-two weeks ended December 29, 2012 was $270.4 million, compared with $305.2 million for the fifty-two weeks ended December 31, 2011. After adjusting for NeuCo’s impact, non-GAAP revenue for fiscal 2012 was $264.9 million, compared with $299.1 million for fiscal 2011.

Utilization

Q4 utilization on a firm-wide basis was 68%. This compares with 74% in Q4 of fiscal 2011 and 67% in the third quarter of fiscal 2012.

Gross Margin

Q4 2012 GAAP gross margin was 34.4%, compared with 36.6% in Q4 of fiscal 2011. Non-GAAP gross margin for Q4 of fiscal 2012 was 34.0%, compared with non-GAAP gross margin of 35.4% in Q4 of fiscal 2011. The year-over-year decline in non-GAAP gross margin was primarily due to lower revenue. Client reimbursable expenses, on a non-GAAP basis, were 12.8% of revenue in Q4 2012, compared with 12.9% in Q4 2011.

For full year fiscal 2012, GAAP gross margin was 32.5%, compared with 34.7% for full year fiscal 2011. Non-GAAP gross margin for full year fiscal 2012 was 33.1%, compared with 33.8% for full year fiscal 2011. The slight year-over-year decline was primarily driven by lower revenue and the underperforming practices that we addressed with our restructuring actions.

Goodwill Impairment

At the end of my comments during our third quarter earnings call in October, I noted that each year in the fourth quarter we are required by GAAP to test our intangible assets, principally goodwill, for impairment.  This test was just completed and resulted in a pre-tax goodwill impairment charge of $71.6 million or $57.8 million after-tax. This impairment is a non-cash charge to earnings, has been excluded from the Company’s non-GAAP results, does not affect CRA’s liquidity position, cash flow or our bank line of credit, nor does it have any effect on the operations of the Company.

SG&A Expenses

For Q4 of fiscal 2012, we reduced our GAAP SG&A expenses to $15.2 million, or 22.5% of revenue, compared with GAAP SG&A expenses of $18.2 million, or 24.3% of revenue, in Q4 of fiscal 2011.

Non-GAAP SG&A expenses — which exclude restructuring charges and NeuCo — were $14.4 million, or 21.9% of revenue, in Q4 of fiscal 2012, compared with $17.3 million, or 23.7% of revenue, in Q4 of fiscal 2011. Both GAAP and non-GAAP SG&A expenses for Q4 of fiscal 2012 decreased significantly compared with Q4 of fiscal 2011 due to our expense management initiatives and a sizeable reduction in headcount.

Commissions to non-employee experts are included in non-GAAP SG&A. Those commissions represented 2.6% of non-GAAP revenue in Q4 of fiscal 2012 compared with

2.2% of non-GAAP revenue in Q4 of fiscal 2011 and 2.6% of non-GAAP revenue in Q3 of fiscal 2012.

Looking at our SG&A for the full year fiscal 2012, on a GAAP basis, expenses were $67.2 million, or 24.9% of revenue, compared with $71.8 million, or 23.5% of revenue, for the full year fiscal 2011. On a non-GAAP basis, full year fiscal 2012 SG&A expenses were $62.2 million, or 23.5% of revenue, compared with $66.9 million, or 22.4% of revenue, for full year fiscal 2011.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was $1.4 million for Q4 of fiscal 2012, compared with the $1.3 million for Q4 of fiscal 2011. Full year fiscal 2012 depreciation and amortization was $5.8 million, on a non-GAAP basis, compared with $5.0 million for full year fiscal 2011.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.2 million for Q4 of fiscal 2012, compared with $1.5 million for Q4 of fiscal 2011. For fiscal 2012, share-based compensation expense was approximately $4.9 million, compared with $5.8 million for fiscal 2011.

Operating Income

On a GAAP basis, operating loss was $65.0 million in Q4 of fiscal 2012, compared with operating income of $8.0 million in Q4 of fiscal 2011.  GAAP operating income for Q4 of fiscal 2012 includes a goodwill impairment charge of $71.6 million, a restructuring charge of $0.4 million and NeuCo operating income of $0.4 million.  Non-GAAP operating income was $6.6 million, or 10.0% of revenue, for Q4 of fiscal 2012, compared with $7.3 million, or 10.0% of revenue, for Q4 of fiscal 2011.

We achieved our stated goal of double-digit non-GAAP operating margin this quarter. On a sequential basis, we continue to see the improved effects of our restructuring actions as our non-GAAP operating income increased to 10.0% of revenue in Q4, compared with 8.1% of revenue we reported in Q3 of fiscal 2012.

For the full year fiscal 2012, our non-GAAP operating income was 7.4% of revenue, compared with 9.8% of revenue for full year fiscal 2011.

Interest and Other Income (Expense), net

Full year fiscal 2012 interest and other expense was $213,000 on a GAAP basis and $68,000 on a non-GAAP basis. This compares with interest and other expense of $981,000 on a GAAP basis and $819,000 on a non-GAAP basis we reported for full year fiscal 2011. This decrease is directly related to the repurchase of all our remaining bonds in the second quarter of fiscal 2011.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q4		Q4
	2012	2011	2012	2011
Tax (Benefit) Provision	$(11,641)	$3,347	$2,260	$3,059
Effective Tax Rate	(17.9)%	42.4%	34.2%	41.8%

	GAAP		NON-GAAP
	Full Year		Full Year
	2012	2011	2012	2011
Tax (Benefit) Provision	$(5,180)	$11,138	$9,492	$11,263
Effective Tax Rate	(8.9)%	39.7%	48.4%	39.7%

Our Q4 and full year fiscal 2012 GAAP effective tax rates reflect the tax benefit from the goodwill impairment charge.

Our Q4 non-GAAP effective tax rate, which excludes the tax effect of the goodwill impairment charge, decreased compared with Q4 of fiscal 2011 primarily due to improvement in the profitability of our European operations and the elimination of our Middle East operation. International operations accounted for 26% of net revenue in Q4 2012 and 23% of net revenue for fiscal 2012, compared with the 24% of net revenue in Q4 2011 and the 26% of net revenue we recorded in fiscal 2011.

Net Income

GAAP net loss for Q4 of fiscal 2012 was $53.5 million, or $5.33 per share, compared with GAAP net income of $4.4 million, or $0.42 per diluted share, for Q4 of fiscal 2011. Net loss for Q4 of fiscal 2012 includes a net of tax, non-cash goodwill impairment charge of $57.8 million, a restructuring charge of $0.3 million and $0.2 million in NeuCo net income. Excluding NeuCo’s results, the restructuring charge and the goodwill impairment charge, non-GAAP net income for Q4 of fiscal 2012 was $4.3 million, or $0.43 per diluted share, compared with $4.3 million, or $0.40 per diluted share, for Q4 of fiscal 2011. Non-GAAP net income was essentially flat year-over-year for the fourth quarter, despite lower revenue, reflecting the cost efficiency programs we have in place and the implementation of our restructuring initiatives.

GAAP net loss for fiscal 2012 was $53.0 million, or $5.21 per share, compared with net income of $16.9 million, or $1.57 per diluted share, for fiscal 2011. These GAAP results for fiscal 2012 include net of tax restructuring charge of $5.8 million, the net of tax, non-cash goodwill impairment charge of $57.8 million and NeuCo net income of $0.4 million. Non-

GAAP net income in fiscal 2012 was $10.1 million, or $0.98 per diluted share, compared with 2011 non-GAAP net income of $17.1 million, or $1.60 per diluted share.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at December 29, 2012 were $77.3 million, compared with $84.7 million at December 31, 2011 and $83.7 million at September 29, 2012.  Current liabilities at the end of Q4 of fiscal 2012 were $69.2 million, compared with $62.9 million at the end of Q3 of fiscal 2012.

Total DSOs in Q4 of fiscal 2012 were 98 days consisting of 69 days of billed and 29 days of unbilled. This is down substantially from the 115 days we reported in Q3 of fiscal 2012 consisting of 77 days of billed and 38 days of unbilled.  We continue to target a DSO level of 100 days or less.

Cash and Cash Flow

Cash and cash equivalents increased to $55.5 million at December 29, 2012, compared with $42.3 million at September 29, 2012. The sequential increase in cash and cash equivalents at year-end fiscal 2012 reflects our higher operating margin and improved DSO.

Our capital expenditures totaled approximately $0.9 million in Q4 of fiscal 2012, compared with $0.4 million in Q3 of fiscal 2012, and $1.9 million in Q4 of fiscal 2011.  There were no stock repurchases of our common stock this quarter.

Net cash from operating activities was approximately $14 million in Q4 of fiscal 2012, compared with approximately $28 million in Q4 of fiscal 2011.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per diluted share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The Company believes that presenting its financial results excluding a goodwill impairment charge, certain restructuring costs, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the fourth quarter of fiscal 2012 and full year fiscal 2012, the Company has excluded a goodwill impairment charge, certain restructuring costs, and NeuCo’s results. For the full year fiscal 2011, the Company has excluded certain restructuring costs and NeuCo’s results. For the fourth quarter of fiscal 2011, the Company has excluded NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, anticipated, expected or intended impact of restructuring actions and key hires, estimated cost savings, the effects of the goodwill impairment charge, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” “on track,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.